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FRANKLIN VALUE INVESTORS TRUST
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Franklin Templeton Investor Services, LLC P.O. Box 997151 Sacramento, CA 95899-7151 tel: (800) 632-2301 franklintempleton.com

October 11, 2017

Dear Shareholder:

We have tried unsuccessfully to contact you regarding the Special Meeting of Shareholders to vote to approve a Plan of Reorganization between the Franklin MidCap Value Fund (the "MidCap Fund") and the Franklin Small Cap Value Fund (the "Small Cap Fund"). The Special Meeting is scheduled for October 27, 2017 and to date we have not received your vote.

At a meeting of the Board on May 22, 2017, Management recommended to the Board that it approve the reorganization of the MidCap Fund with and into the Small Cap Fund.  If approved, shareholders of the MidCap Fund will become shareholders of the Small Cap Fund which has the same investment goal and management style, similar principal investment strategies and risks, lower annual fund operating expenses, better overall historical investment performance on a total return basis, and more favorable sales prospects.

For your convenience, we have included an additional copy of the proxy card for your review. If you have any questions about the proposal, please contact AST Funds Solutions at (866) 796-6899 Extension 11900 between the hours of 9:00 a.m. and 10:00 p.m. Eastern time, Monday through Friday.

Thank you in advance for your assistance as a valued MidCap Fund shareholder.

Sincerely,

/s/ Bethany S. Hendricks
Bethany S. Hendricks
Vice President
Franklin Templeton Investor Services, LLC

Franklin Templeton Distributors, Inc., One Franklin Parkway, San Mateo, CA 94403, (800) DIAL BEN/342-5236, www.franklintempleton.com

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